Exhibit 10.21

INVESTMENT ADVISORY SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) is executed as of 7-23-02 and made effective as of the 1st day of January, 2002, by and between ACE Capital Title Reinsurance Company, a New York insurance company (the “Client”), and ACE Asset Management Inc., a Delaware company (“ServiceCo”).

W I T N E S S E T H

WHEREAS, the Client and ServiceCo (together, the “Parties” and each a “Party”) are affiliated corporations wholly-owned indirectly by ACE Limited, a Cayman Islands limited liability company; and

WHEREAS, the Client wishes to receive and ServiceCo wishes to provide certain investment advisory services to the Client, and

WHEREAS, the Client wishes to provide fair consideration for the services rendered to it by ServiceCo;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein and other good and valuable consideration, the receipt sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
SCOPE OF SERVICES

1.1           (i) The Parties hereby agree that ServiceCo shall assist with the evaluation and selection of Client’s investment advisors and monitor the performance, compliance and risk profile of the Client’s investment portfolio.

(ii) At any time and from time to time, the Client may request from ServiceCo, and ServiceCo may elect to provide to the Client, certain additional investment advisory services, on a consulting and/or administrative support basis.

All services set forth above (the “Services”) and provided hereunder shall be governed by and subject to such guidelines, procedures, objectives and limitations as may be established and approved from time to time by the Board of Directors (the “Board”) of the Client (the “Guidelines”), a copy of which Guidelines, effective as of May 1, 2000, as may be amended from time to time, is attached as Exhibit A hereto.

1.2           The Services may be changed from time to time by an amendment, that has been approved, in writing, by the parties to this Agreement, provided such amendment is in accordance with the Guidelines.

1.3           The Client and ServiceCo hereby acknowledge that all employees rendering Services to the Client pursuant to this Agreement (each an “Employee”) shall remain at all times an employee of ServiceCo.  In the performance of Services, the Employee shall report to and be under the sole control of ServiceCo, which shall have full authority to direct his or her activities in the performance of the Services provided hereunder.  Client shall exercise no control over the Employee in the performance of his or her activities or of the Services.  Subject to the Guidelines and the ultimate authority of the Board, ServiceCo will retain final decision-making authority in all matters in respect of which ServiceCo provides Services under this Agreement.

1.4           ServiceCo shall perform the Services as an independent contractor.  Nothing contained herein shall be construed to create the relation of partner, employer or employee or of principal and agent between the Client and ServiceCo.  ServiceCo shall have no authority to negotiate or transact business on behalf of Client without the express written consent of Client.

1.5           ServiceCo represents that it possesses and will maintain the appropriate licenses and authority to perform any Services required and requested hereunder.  ServiceCo shall discharge its duties hereunder at all times in good faith and with that degree of prudence, diligence, care and skill which a prudent person rendering services as an institutional investment adviser would exercise under similar circumstances.

ARTICLE II
COMPENSATION FOR SERVICES

2.1           For the services rendered by ServiceCo to Client pursuant to Section 1.1 (i) of this Agreement, Client shall pay to ServiceCo a management fee of 1.5bps (0.015%) based on the average of the market value of the assets under advisement as reported in the quarterly report to the Investment Committee of the Client.  For the services rendered by ServiceCo to Client pursuant to Section l.l(ii) of this Agreement, the parties shall agree upon a service fee prior to the provision of such services, which fee shall be subject to the prior approval or non-disapproval of the New York Superintendent of Insurance (“Superintendent”).  ServiceCo will provide client with a bill for services within thirty (30) days after the end of each three-month period.  Client will pay ServiceCo within fifteen (15) days of receipt of the bill.

2.2           ServiceCo and Client acknowledge and agree that Client shall have the right to offset any amounts due and owing to ServiceCo from Client under this Agreement against other amounts due and owing by Client to ServiceCo.

ARTICLE III
BOOKS AND RECORDS

3.1           The ownership of all books, supplies, records or other materials (collectively, the “Records”) furnished by or on behalf of the Client relating to any of the services provided to the Client shall be vested in, and remain the property of the Client, and all shall be delivered to the Client immediately upon the termination or cancellation of this Agreement or at any time upon the request of the Client.  All of the Records shall be kept in accordance with applicable laws and regulations, including, but not limited to, New York Insurance Department Regulation 152.

3.2           The Client shall have the right, from time to time, to conduct reviews, inspections and/or audits of any or all of the Records and documents related to its business under this Agreement, during ordinary business hours upon reasonable notice, and ServiceCo shall cooperate and cause its employees, agents or advisors to cooperate with the Client conducting such reviews, inspections and audits.  In addition, ServiceCo will provide any materials, reasonably related to the investment advisory services provided hereunder, as may be reasonably requested in writing by the directors or officers of the Client or as may be required by any governmental agency with jurisdiction thereunder.

ARTICLE IV
TERM AND TERMINATION

4.1           This Agreement is effective as of the date first set forth above, and shall remain in effect up to and including December 31, 2002 (the “Initial Term”), unless earlier terminated pursuant to Clauses 4.2 and 4.3.  At the end of the Initial Term, or any subsequent term thereof, this Agreement shall automatically be renewed each year for a period of one year.

4.2           Either party may elect to terminate this Agreement at any time and for any reason on sixty (60) days’ prior written notice to the other Party.

4.3           Notwithstanding any other provision of this Agreement, either Party may terminate this Agreement immediately upon written notice to the other Party in the event that the other Party (i) becomes insolvent or bankrupt, or admits in writing its inability to pay its debts as they become due, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for the major part of its property, (ii) becomes the subject of bankruptcy, reorganization, rearrangement, insolvency or liquidation proceedings, or other proceedings for relief of creditors and such proceedings are not stayed or discharged within ninety (90) days after being commenced; (iii) is acquired by another entity, unless such acquiring entity is wholly owned, directly or indirectly, by ACE Limited; (iv) fails to obtain or maintain any licenses, permits or other qualifications that are required by law to fulfill its obligations under this Agreement and such failure remains uncured after fifteen (15) days, or (v) commits abandonment, fraud or willful misconduct with the provision of services under this Agreement.

4.4           Termination of this Agreement shall not relieve either Party of its obligations under this Agreement up to the effective date of termination.  Following any termination, the Parties will cooperate with each other to provide a smooth transition of services and to satisfy reasonable requests for information concerning actions taken during the term.

ARTICLE V
INDEMNIFICATION

5.1           Client agrees to hold harmless and indemnify ServiceCo and each of its officers, directors, employees, shareholders, independent contractors and agents (collectively the “ServiceCo Indemnitees”) from and against any and all claims, suits, causes of action, demands, losses, damages, fines, penalties, punitive damages, costs or expenses, including attorneys’ fees, or other liabilities of any nature (“Damages”) based on, related to or in connection with (i) any action taken or omitted by any of the ServiceCo Indemnitees solely at the direction of Client; (ii) Damages incurred by the ServiceCo Indemnitees as a result solely of any negligent, willful or intentional acts, errors or omissions of Client or its officers, directors, employees or agents in the performance or breach of this Agreement, and/or (iii) any litigation, arbitration or other proceeding related to this Agreement and involving any of the ServiceCo Indemnities in which the plaintiff, petitioner or other claimant does not allege any fault or wrongdoing on the part of the ServiceCo Indemnities or any of them.

5.2           ServiceCo agrees to hold harmless and indemnify Client and Client’s officers, directors, employees, shareholders, independent contractors and agents (collectively the “Client Indemnitees”) from and against any and all Damages based on, related to or in connection with (i) any action taken or omitted by any of the Client Indemnitees solely at the direction of ServiceCo, (ii) damages incurred by the Client Indemnities as a result solely of any negligent, willful or intentional acts, errors or omissions of ServiceCo or its directors, employees or agents in the performance or breach of this Agreement; and/or (iii) any litigation, arbitration or other proceeding relating to this Agreement and involving any of the Client Indemnitees in which the plaintiff, petitioner or other claimant does not allege any fault or wrongdoing on the part of the Client Indemnities or any of them; and/or (iv) based on or related to or in connection with any obligation to withhold and pay over any taxes based on wages, salary or other compensation of employees of ServiceCo.

5.3           The terms of this Article shall survive the termination of this Agreement.

ARTICLE VI
ARBITRATION

6.1           All disputes between the Parties relating to or in connection with this Agreement, including but not limited to its interpretation, performance or breach, shall be submitted to binding arbitration as described in this Article and shall be in accordance with the Commercial

Arbitration Rules of the American Arbitration Association and the Expedited Procedures thereof, except as expressly set forth in this Article VI.

6.2           The Party initiating arbitration shall provide notice of its demand for arbitration, which shall include appointment of an arbitrator.  The other Party shall have thirty (30) days from receipt of such demand for arbitration in which to appoint its arbitrator.  If the responding Party fails to appoint its arbitrator within such thirty (30) days, the initiating Party shall he entitled to choose the second arbitrator.  Together the two arbitrators shall agree upon a neutral umpire.  If no such agreement is reached within thirty (30) days of the appointment of the second arbitrator, the umpire shall be chosen by drawing lots.  The arbitrators and the umpire (collectively the “Panel”) shall be active or retired insurance professionals of disinterested insurance-related companies not under the control of either Party or their respective parent companies.

6.3           Each Party shall submit its case to the Panel within one (1) month from the date of the appointment of the umpire, but this period of time may be extended by unanimous written consent of the Panel.

6.4           The Panel shall make its decision with regard to the custom and usage of the insurance business.  The Panel shall be relieved of all judicial formalities and the strict rules of law.  The written decision of a majority of the Panel shall be rendered within sixty (60) days following the termination of the Panel’s hearings, unless the Parties consent to an extension.  Such majority decision of the Panel shall be final and binding upon the Parties both as to law and fact, and may not be appealed to any court of any jurisdiction.  Judgment may be entered upon the final decision of the Panel in any court of proper jurisdiction.

6.5           Each Party shall bear the fees and expenses of the arbitrator selected by or on its behalf, and the costs of arbitration, including the fees of the umpire, shall be divided equally between the two Parties.  The Panel shall have the authority to award to the prevailing Party its costs and attorneys’ fees.

6.6           Any arbitration proceeding shall take place in New York.

ARTICLE VII
CONFIDENTIALITY

7.1           ServiceCo agrees that, except with the consent of the Client, it will not disclose or use for any purpose outside the scope of this Agreement proprietary or confidential information provided to it by the Client unless and until such information (i) becomes public knowledge other than through disclosure by ServiceCo or (ii) is subpoenaed or otherwise required by an authorized governmental authority.  In the event that ServiceCo, upon the advice of counsel, determines that it is required to provide any such information, it shall promptly provide notice to the Client.

7.2           ServiceCo’s obligations under this Article shall survive the termination of this Agreement.

ARTICLE VIII
NOTICES

8.1           Any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been given (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by telex, facsimile or other wire transmission (receipt confirmed) or (iii) five (5) business days after being posted by certified or registered mail, postage prepaid:

8.2           If to ServiceCo, addressed as follows:

ACE Asset Management Inc.

Attention: General Counsel

1325 Avenue of the Americas

18th Floor

New York, NY 10019

Fax:  (212) 581-3268

8.3           If to Client, addressed as follows:

ACE Capital Title Reinsurance Company

Attention: Norie Bregman, Esq.

1325 Avenue of the Americas

New York, New York. 10019

Fax: (212) 581-3268

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.1           The Parties agree that this Agreement constitutes the entire understanding and agreement among them and supersedes any prior or contemporaneous written or oral agreements, undertakings, communications or representations among them concerning the subject matter of this Agreement.

9.2           If any separable provision hereof shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof.

9.3           No terms, conditions, or other provisions of this Agreement may be waived, modified, amended, or otherwise changed except in a writing signed by the Parties which expressly states that it is an amendment or waiver of terms of this Agreement.  Any such writing must also specify with particularity which term or terms of this Agreement are so amended or waived.  Any such writing shall not be construed as a general waiver, abandonment, modification or amendment of any terms, conditions or provisions of this Agreement, but rather strictly construed as an amendment or waiver of only those terms or conditions stated therein.  Any such writing shall be subject to the prior approval or non-disapproval of the Superintendent.

9.4           No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Patty.

9.5           The rights, duties and obligations under this Agreement shall be binding upon inure to the benefit of the Parties’ respective successors and assigns.

9.6           This Agreement shall be governed and construed in accordance with the laws of New York without giving effect to the principles of conflicts of laws thereof.

9.7           This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.8           The headings in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

ACE CAPITAL TITLE REINSURANCE COMPANY

By:	/s/ Norie R. Bregman
Name:	Norie R. Bregman
Title:	[ILLEGIBLE]

ACE ASSET MANAGEMENT INC.

By:	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:	COO

Exhibit A

Statement of Investment Policy and Guidelines

ACE capital title reinsurance company statement of investment policy and guidelines
ace financial services	dated as of september 1, 2003

i.              investment guidelines and objectives

The investment portfolio (the “Portfolio”) of ACE Capital Title Reinsurance Company (the “Company”) shall be invested based on the following objectives and guidelines.  The Portfolio will consist of a fixed income portfolio (the “Fixed Income Portfolio”) and an equity portfolio (the “Equity Portfolio”).

The following objectives are applicable to the entire Portfolio:

•      Adhere to high fiduciary standards.

•      Maximize after-tax total return while meeting GAAP revenue projections.

•      Maintain an asset mix consistent with a AA claims-paying rated (re)insurance company.

•      Maintain liquidity and credit quality consistent with a AA claims-paying rated (re)insurance company.

•      Maintain sufficient liquidity to cover an unexpected stress in the liability portfolio.

•      Maintain compliance with all applicable insurance regulatory and rating agency requirements.

•      Minimize principal risk through risk management controls.

Conceptually, the Portfolio will be divided into two segments; a reserve segment consisting of assets supporting unearned premium, loss and profit commission reserves and an invested capital segment.

The following additional objectives are applicable to the reserve segment of the Portfolio:

•      Meet asset/liability management objectives and constraints for each risk.

•      Earn a return at or above the cost of carrying the liability.

•      Minimize currency risk and exposure.

•      Hedge a specific liability exposure or meet the underlying needs of a(n) (re)insurance agreement.  Under such conditions a separately managed investment portfolio may be formed.

The following additional objectives are applicable to the invested capital segment of the Portfolio:

•      Limited to high-quality, liquid fixed income securities.

•      Manage to a duration that meets the Company’s overall risk/return profile and overall asset/liability management objectives.

II.            authorized investments – fixed income portfolio

Permitted fixed income investments are US Treasury obligations, US Government agency securities, mortgage-backed securities (including pass-through securities and collateralized mortgage obligations), commercial mortgage-backed securities, domestic corporate obligations (including publicly issued securities and securities offered pursuant to SEC Rule 144A), obligations of foreign corporations and foreign governments (including US dollar denominated yankee and eurodollar securities), asset backed securities (including but not limited to credit card, automobile and home equity backed securities), municipal bonds (including general obligation bonds, revenue or special obligation bonds, industrial development bonds, variable rate demand notes and tax anticipation notes), tax-exempt securities such as “private activity bonds”, preferred stocks, commercial paper, repurchase agreements, bank certificates of deposits, bankers’ acceptances, money market funds and time deposits.

One of the ACE Group of Insurance & Reinsurance Companies

III.           investment guideline – fixed income portfolio exposure limits

Taxable Securities

The maximum allocation to each taxable fixed income sector is based on the total market value of the Fixed Income Portfolio and will be measured at the time of purchase of any security:

• Securities issued or guaranteed by the US Government and its Agencies	100%

• Securities issued by corporate issuers(1)	50%

• Mortgage-Backed Securities (including Commercial MBS)	60%

• Non-Agency Mortgage Backed Securities (including Commercial MBS)	40%

• Commercial Mortgage Backed Securities	20%

• Asset-Backed Securities (other than MBS)	25%

• US Dollar denominated securities issued or guaranteed by the Government of Canada, the Government of any Canadian Province or by any Agency thereof	10%

• US Dollar denominated securities issued or guaranteed by a Non-Canadian Foreign Government	10%

• Securities issued by any single corporate issuer(2)	The greater of 3% or $1 million

Tax-Exempt Securities

The target allocation to tax-exempt securities will primarily be based on the tax position of the Company and the optimal mix of tax and tax-exempt securities as determined by management of the Company.  The Company will notify the investment manager in writing (e-mail will be sufficient) at least annually of the target percentage of tax-exempt securities.  If the Company fails to so notify the investment manager in any year, the target percentage of tax-exempt securities for such year will remain the same as the target percentage of tax-exempt securities for the previous year.  Tax-exempt securities issued by any single issuer may not, at the time of purchase, exceed the greater of 3% of the total market value of the Fixed Income Portfolio or $1 million.

IV.           investment guideline – fixed income portfolio credit quality

Portfolio Credit Quality:  Overall weighted average portfolio credit quality must be rated at a minimum in the AA category as measured by the lower rating of two nationally recognized

(1)   Corporate issuers exclude special purpose vehicles (howsoever described).

(2)   Securities issued or guaranteed by the U.S. Government or its agencies are exempt from this provision.

2

statistical rating organizations (“NRSROs”).  A minimum of 33% of the market value of the Fixed Income Portfolio must be invested in securities rated at a minimum in the AA category by two NRSROs.

Security Credit Quality: Investments in securities rated “BBB” are limited to 5% of the market value of the Fixed Income Portfolio at the time of purchase.  Investment in securities rated lower than “BBB” by two NRSROs are limited to 5% of the market value of the Fixed Income Portfolio at time of purchase.  Investments in securities rated “BBB” or lower plus investments in equities may not in the aggregate exceed 10% of the market value of the Portfolio.  In the event of any downgrade below the “BB” category, the investment manager must contact the Chief Operating Officer or other designated officer of the Company within a reasonable time to evaluate the need to take action.

The Company shall determine the allocation of the assets of the Portfolio to securities rated “BB” or lower.  The Company will notify the investment manager in writing (e-mail will be sufficient) at least annually of the maximum allocation to non-investment grade securities.  If the Company fails to so notify the investment manager in any year, the maximum allocation for such year will remain the same as the allocation for the previous year.

V.            investment guideline – fixed income portfolio duration

The management of the Company will notify the investment manager in writing (e-mail will be sufficient) at least annually, of the target duration(3) of the Fixed Income Portfolio.  The investment manager may shift the duration of the Fixed Income Portfolio based on market conditions but may not exceed a variance of plus/minus 1.00 year from the target effective duration unless otherwise notified in writing (e-mail will be sufficient) by the Company.

VI.           investment guideline – short-term investments

Subject to the following limitations, the Fixed Income Portfolio may be invested in cash, cash equivalents and other securities with an effective maturity (as determined by the investment manager) of less than one year and money market funds.

The Fixed Income Portfolio may be invested in commercial paper rated at the time of investment either A-1 by S&P or P-1 by Moody’s.

The Fixed Income Portfolio may be invested in short-term municipal securities rated at the time of investment either SP-1 by S&P or MIG1 by Moody’s.

The Fixed Income Portfolio may be invested in “First Tier” securities issued by money market funds that seek to maintain a stable net asset value. “First Tier” securities are securities that are rated (or that have been issued by an issuer that is rated with respect to a class of short-term debt obligations, or any security within that class, comparable in priority and quality with such securities) in the highest short-term rating category by at least two NRSROs.  A single fund may not comprise more than 5% of the Portfolio.

(3)   Calculation of effective duration to be defined by the Investment Advisor in its sole discretion using current industry practices.

3

VII.         authorized investments and investment guidelines – equity portfolio

Permitted equity investments are common stocks, convertible preferred stocks and convertible bonds.  All equity securities must be listed on a US stock exchange, and shall include American Depository Receipts (ADR’s).

The Company shall determine the percentage of assets of the Portfolio to be invested in equity securities and shall determine the equity strategy to be undertaken by the investment manager.  The Company will notify the investment manager in writing (e-mail will be sufficient) at least annually of the equity strategy and target percentage of assets of the Portfolio to be invested in equity securities.  If the Company fails to so notify the investment manager in any year, the strategy and target percentage for such year will remain the same as the strategy and target percentage for the previous year.

The total market value of common stocks, convertible preferred stocks and convertible bonds issued by any one corporation, at the time of the investment, may not exceed 1% of the market value of the Portfolio.

The maximum allocation of equity securities to any industry group, as such groups are determined by the investment manager in its sole discretion, at the time of investment, may not exceed 10% of the market value of the Portfolio.

VIII.        investment guidelines – capital gain and LOSS constraints

No investment will be sold during a fiscal quarter without explicit direction of the Chief Operating Officer or other designated officer if such sale, together with all prior sales and redemptions during the same period, produces a net capital gain or loss on the Portfolio in excess of an amount established by the Chief Operating Officer or other designated officer at the beginning of such fiscal quarter.  The Company will notify the investment manager in writing (e-mail will be sufficient) at the beginning of each fiscal quarter, of the level of capital gain or loss that the investment manager may take without further approval from the Company.

IX.           currency exposure

The Company shall determine the allocation of its assets to non-United States dollar denominated securities and the appropriate level of currency exposure.  Currency exposure is to be limited to that exposure necessary to hedge loss reserves, unearned premium reserves and profit commissions.  Speculation of non-US dollar denominated currencies is strictly prohibited.  Specific allocations to sectors and issuers must be made consistent with the diversification and credit quality of US dollar securities.  The Company will notify the investment manager in writing (e-mail will be sufficient) at least annually of the currency exposure and allocations.

X.            prohibited securities

Unless agreed to in advance and in writing (e-mail will be sufficient) by the Company, the investment manager will not invest in the following types of securities:

1.             Direct investments in mortgage loans, except for mortgage backed securities issued by an agency of the US Government or a US domiciled corporation.

4

2.             Interest only, principal only and inverse floating rate securities.

3.             Direct investments in real estate.

4.             Private placement investments.  This includes but is not limited to securities in which a liquid market is not readily available.

XI.           securities lending

Securities lending is prohibited.

XII.         performance benchmarks

A Performance Benchmark Index will be maintained for the Fixed Income Portfolio.  The index will be determined based upon the allowable asset classes, weightings of selected asset classes and the targeted effective duration of the portfolio.  The weightings of the index will be revised from time to time to reflect changes in the targeted structure of the Fixed Income Portfolio.

A Performance Benchmark Index will be maintained for the Equity Portfolio.  The Company will notify the investment manager in writing (e-mail will be sufficient) at least annually of the Performance Benchmark Index for the Equity Portfolio.  If the Company fails to so notify the investment manager in any year, the Performance Benchmark Index for the Equity Portfolio for such year will remain the same as the Performance Benchmark Index for the Equity Portfolio for the previous year.

XIII.        EXCEPTIONS

The investment manager will not be held responsible for any breaches of the foregoing investment guidelines to the extent such breaches are due to conditions outside the investment manager’s control, such as market movements or changes to the Portfolio made by the Company.  However, the investment manager must contact the Chief Operating Officer or other designated officer of the Company within a reasonable time after becoming aware of any breach to evaluate the need to take action to remedy such breach.

5